February 26, 2008

Re: Recent Changes to the SEattle Bank's Capital Plan

Dear Seattle Bank Members,

On February 20, 2008, our regulator, the Federal Housing Finance Board (Finance Board), approved two changes to the Seattle Bank's Capital Plan that, we believe, will provide our members with greater flexibility in managing their excess stock, support the growth of our cooperative's advance business, and help to improve our overall profitability.

The first change to our Capital Plan allows transfers of excess stock between Seattle Bank members. Currently, the Seattle Bank allows the transfer of excess stock between members that are affiliated with one another. The change allows transfers of excess stock between members that are not affiliated with one another, provided that the stock is transferred at its par value of $100 per share and the transfer receives the prior approval of the Seattle Bank.

Several of our members have expressed interest in having this ability, particularly with the current restrictions on our ability to repurchase excess Class B stock. While we hope to resume a modest excess Class B stock repurchase program in 2008, pending the approval of the Director of the Office of Supervision at the Finance Board, we expect that this measure will be helpful for members who wish to transfer excess Class B stock now and in the future.

The second change to our Capital Plan increases the range within which the Seattle Bank's Board of Directors can set the member advance stock purchase requirement, from the current range (2.5 percent to 4.5 percent) to 2.5 percent to 6.0 percent of a member's outstanding principal balance of advances. Although we are not currently considering an increase in the member advance stock purchase requirement, our ability to increase this requirement provides greater flexibility in our balance sheet management practices, which is critical to effectively managing growth in our advance business. Any changes to this requirement are only applied prospectively to new or renewing advances.

These changes to our Capital Plan are effective immediately. We invite you to contact your Seattle Bank Relationship Manager with any questions you may have regarding these changes to our Capital Plan or our products and services.

All of us here at the Seattle Bank welcome the opportunity to meet your funding needs and appreciate your ongoing support of the Seattle Bank cooperative.

Sincerely,

Richard M. Riccobono
President and Chief Executive Officer